Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2016

Highlights

•	Acquired re-performing mortgage loans with aggregate UPB of $49.7 million for total purchase price of $37.2 million

•	At March 31, 2016 owned a portfolio of 3,382 mortgage loans with aggregate UPB of $758.7 million and 94 properties

•	Net interest income of $10.8 million for the three-months ended March 31, 2016, compared to $5.8 million for the three-months ended March 31, 2015

•	Net income attributable to common stockholders of $7.7 million for the three-months ended March 31, 2016, compared to $3.6 million for the three-months ended March 31, 2015

•	GAAP net income of $0.50 per diluted share for the three-months ended March 31, 2016, compared to $0.28 per diluted share for the three-months ended March 31, 2015

•	Taxable net income for the three-months ended March 31, 2016 of $0.23 per diluted share, compared to $0.12 for the three-months ended March 31, 2015

•	Net book value per diluted share of $15.18 at March 31, 2016, compared to $14.92 at December 31, 2015.

New York, NY— May 3, 2016 — Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended March 31, 2016. We focus primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and commercial properties and, to a lesser extent, single-family properties.

Financial results

(dollars in thousands except per share amounts)

	Three months ended March 31, 2016	Three months ended December 31, 2015	Three months ended September 30, 2015	Three months ended June 30, 2015
Loan interest income	$15,814	$15,584	$14,440	$10,793
Revenues(1)	$11,411	$11,689	$10,936	$8,810
Consolidated net income	$7,963	$8,392	$7,925	$5,659
Net income per diluted share	$0.50	$0.53	$0.50	$0.36
Average daily cash balance(2)	$27,824	$28,066	$52,332	$43,559
Average daily carrying value RPL	$496,925	$447,512	$397,240	$283,102
Average daily carrying value NPL	$71,984	$75,433	$75,164	$72,713

(1) Revenues includes interest income net of interest expense, income from investment in Manager and Other income

(2) Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust

Net interest income for the quarter declined due to higher interest expense driven in part by a draw on our repurchase line in anticipation of a portfolio acquisition that settled late in the quarter, and by faster accretion of discount and debt issuance costs on our secured borrowings. Additionally, re-default rates on our RPL portfolio were lower than expected, extending the duration of the portfolio and reducing current period income. The repurchase advance was repaid with the use of proceeds from our April securitization (described in more detail in “Subsequent Events” below).

Portfolio acquisitions

(dollars in thousands)

	Three months ended March 31, 2016	Three months ended December 31, 2015	Three months ended September 30, 2015	Three months ended June 30, 2015
RPLs
Count	218	333	393	758
UPB	$49,685	$60,956	$91,764	$188,935
Purchase price	$37,148	$45,861	$66,852	$150,388
Purchase price % of UPB	74.8%	75.7%	72.9%	79.6%

NPLs
Count	-	4	-	69
UPB	$-	$910	$-	$15,710
Purchase price	$-	$585	$-	$9,044
Purchase price % of UPB	-	64.8%	-	57.6%

Mortgage loans purchased during the quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 45 days of the quarter.

Our average assets during the quarter were $626.0 million and our average equity was $240.3 million. At quarter-end, our total assets were $642.7 million and total equity was $242.2 million, compared to total assets of $609.8 million and total equity of $237.8 million at December 31, 2015.

During the quarter we established a joint-venture partnership with DoubleLine Capital LP, which purchased 568 RPLs for $90.2 million. The purchase price equaled 86.4% of UPB and 59.0% of the underlying property value. DoubleLine Capital LP has ownership of 95% of the joint venture, we have ownership of 1.2%, and other investors have ownership of 3.8%. Our Manager will act as Administrator for the joint venture, and our servicer will perform all servicing for this pool of loans. We have the option to increase our ownership percentage in the future through increased participation in the joint venture’s future asset purchases, if any.

As of the quarter-end, of the 3,382 loans in our portfolio, 86.9% were re-performing loans and 13.1% were non-performing loans based on UPB. As of the quarter-end, our portfolio of mortgage-related assets consisted of the following (dollars in thousands):

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No. of Loans(1)	3,382	No. of first liens	3,361
Total UPB	$758,734	No. of second liens	21
Interest-Bearing Balance	$705,441	No. of Rental Properties	7
Deferred Balance(2)	$53,294	Market Value of Rental Properties	$1,570
Market Value of Collateral(3)	$861,366	Capital Invested in Rental
Price/Total UPB(3)	73.6%	Properties	$1,155
Price/Market Value of Collateral	65.4%	Price/Market Value of Rental
Weighted Average Coupon(4)	4.45%	Properties(6)	73.6%
Weighted Average LTV(5)	102.4%	No. Other REO	87
Weighted Average Remaining Term	313.4	Market Value of Other REO	$18,217

(1)	Information reflects one loan in which we hold a 40.5% beneficial interest through an equity method investee and two loans in which we have a 95% participation interest and are owned by our servicer because neither we nor our subsidiaries have the necessary licenses in certain states.

(2)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at the time of maturity.

(3)	As of acquisition date.

(4)	Our loan portfolio consists of fixed rate (51.0% of UPB), ARM (17.0% of UPB) and Hybrid ARM (32.0% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(5)	UPB as of March 31, 2016 divided by market value of collateral as of acquisition date and weighted by the UPB of the loan.

(6)	As of March 31, 2016.

Subsequent Events
During April 2016, we completed the acquisitions of 123 RPLs secured by single and one-to-four family residences with aggregate UPB of $32.1 million in six transactions from five different sellers. The loans were acquired at 69.0% of UPB and the estimated market value of the underlying collateral is $31.6 million. The purchase price equaled 70.0% of the estimated market value of the underlying collateral. All of these acquisitions had closed as of April 30, 2016.

Subsequent to quarter end we completed our sixth securitization, which closed on April 11, 2016. An aggregate of $101.4 million of senior securities and $15.8 million of subordinated securities were issued in a private offering with respect to $158.5 million UPB of mortgage loans. Approximately 83.1% of these mortgage loans were RPLs and approximately 16.9% were NPLs based on UPB. Net proceeds from the sale of the senior securities provided leverage of approximately 5.4 times the related equity, and $70.2 million of the proceeds were used to pay down borrowings on our repurchase facility.

On April 26, 2016, our board of directors declared a dividend of $0.25 per share, which will be payable on May 20, 2016 to stockholders of record as of May 13, 2016.

Additionally, we have agreed to acquire, subject to due diligence, 165 RPLs with aggregate UPB of $47.7 million in eleven transactions from eleven different sellers for an aggregate purchase price of $38.3 million. The purchase price equals 59.7% of the estimated market value of the underlying collateral. We have not entered into a definitive agreement with respect to these loans, and there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisition. While these acquisitions are expected to close by May 31, 2016, there can be no assurance that these acquisitions will close or that the terms may not change.

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Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, May 3, 2016 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2015 filed with the SEC on March 29, 2016. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except share and per share amounts)

(Unaudited)

	Three months ended	Three months ended
	March 31, 2016	March 31, 2015

INCOME:
Loan interest income	$15,814	$6,884
Interest expense	(4,987)	(1,075)
Net interest income	10,827	5,809

Income from investment in Manager	44	40
Other income	540	184
Total income	11,411	6,033

EXPENSE:
Related party expense - loan servicing fees	1,403	656
Related party expense - management fee	906	747
Loan transaction expense	213	260
Professional fees	414	385
Real estate operating expense	162	10
Other expense	353	160
Total expense	3,451	2,218

Income before provision for income tax	7,960	3,815
Provision for (benefit from) income tax	(3)	-
Consolidated net income	7,963	3,815

Less: consolidated net income attributable to noncontrolling interests	312	175

Consolidated net income attributable to common stockholders	$7,651	$3,640
Basic earnings per common share	$0.50	$0.28
Diluted earnings per common share	$0.50	$0.28
Weighted average shares - basic	15,306,519	13,008,268
Weighted average shares - diluted	15,959,202	13,680,687

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share and per share amounts)

	(Unaudited)
	March 31, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$23,893	$30,795
Cash held in trust	1,067	39
Mortgage loans, net(1)	584,298	554,877
Property held-for-sale	13,380	10,333
Rental property, net	1,155	58
Receivable from servicer	8,108	5,444
Investment in affiliate	3,810	2,625
Prepaid expenses and other assets	6,973	5,634
Total Assets	$642,684	$609,805

LIABILITIES AND EQUITY

Liabilities:
Secured borrowings(1)	$260,032	$265,006
Borrowings under repurchase agreement	136,496	104,533
Management fee payable	679	667
Accrued expenses and other liabilities	3,273	1,786
Total liabilities	400,480	371,992

Equity:
Preferred stock $.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $.01 par value; 125,000,000 shares authorized, 15,318,532 shares issued and outstanding, and 15,301,946 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	152	152
Additional paid-in capital	211,983	211,729
Retained earnings	19,896	15,921
Equity attributable to common stockholders	232,031	277,802
Noncontrolling interests	10,173	10,011
Total equity	242,204	237,813

Total Liabilities and Equity	$642,684	$609,805

(1)      Mortgage loans includes $391,799 and $398,696 of loans transferred to securitization trusts at March 31, 2016 and December 31, 2015, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).

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